EXHIBIT 23.1






                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Owens & Minor, Inc.:


We consent to the incorporation herein by reference of our reports dated February 2, 1996, except as to Note 7, which is as of March 1, 1996, relating to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of operations and cash flows, and the related financial statement schedule, for each of the years in the three-year period ended December 31, 1995, which reports are included or incorporated by reference in the December 31, 1995 annual report on Form 10-K of Owens & Minor, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.




                                                     /s/ KPMG Peat Marwick LLP

Richmond, Virginia
March 13, 1996